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                                                                   EXHIBIT 10.41

May 28, 2004 (as amended March 14, 2005)

Mr. Allan Criss, Vice President, Acute Care
Quinton Cardiology, Inc.
3303 Monte Villa Parkway
Bothell, WA 98021

Dear Allan,

The purpose of this letter is to document our previous discussions on the FY 2004 sales bonus plan. The sales bonus is in addition to your participation in the 2004 Management Incentive Program (enclosed).

Your 2004 sales bonus will be based on the recorded revenues of the Quinton products for the year-ending December 31, 2004. Your 2004 sales target has been established by the Company's CEO. You must achieve 90% of your sales revenue target to be eligible for a bonus.

As the following table indicates, at 90% of your sales target you will be eligible for a bonus of 10% of your base salary. At between 91% and 100% of your sales target your bonus percentage will increase from 10% by an additional 2% for each additional 1% of achievement. If greater than 100% of your sales target is achieved, your bonus percentage will increase from 30% by 1% for each 1% by which your sales target is exceeded.

    2004      % to 2004                                      Base +
Base Salary  Sales Target    Sales Bonus  % Base        Sales Bonus
   $170,000      90%            17,000     10%              187,000
                 91%            20,400     12%              190,400
                 92%            23,800     14%              193,800
                 93%            27,200     16%              197,200
                 94%            30,600     18%              200,600
                 95%            34,000     20%              204,000
                 96%            37,400     22%              207,400
                 97%            40,800     24%              210,800
                 98%            44,200     26%              214,200
                 99%            47,600     28%              217,600
                100%            51,000     30%              221,000
                101+                       +1% for each 1% over 100%

Your sales bonus, if any, will be paid no later than 30-days following the conclusion of the audit of the financial statements for the year ending December 31, 2004 and their filing with the SEC. The audited financial statements will be used to assure the reasonableness of the revenue amount used in computing your bonus. If the audit and filing with the SEC is not completed by March 31, 2005, the incentive, if any, will be paid during the following month in conjunction with normal payroll practices.

Separation of employment, by resignation or termination, prior to March 31, 2005 will result in forfeiture of the bonus payment.

Two copies of this letter are provided; please sign as acceptance and return one copy to Lynda Melugin, Director, Human Resources, and retain the other copy for your personal files.

/s/ John R. Hinson                                   /s/ Allan Criss
------------------------                             ---------------
John Hinson                                          Allan Criss
President and CEO                                    Vice President, Acute Care